Exhibit 99.1

JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
August 11, 2004

Company Press Release

Jeffersonville Bancorp Announces Second Quarter Earnings and Declares Quarterly Dividend

Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today second quarter 2004 net income after taxes of $1,494,000 (basic earnings per common share of $0.34) compared to $1,395,000 (basic earnings per common share of $0.31) for the second quarter of 2003. Earnings for the first six months of 2004 were $3,054,000 (basic earnings per common share of $0.69) compared to $2,821,000 (basic earnings per common share of $0.64) in 2003, an increase of 8.3%.

A cash dividend in the amount of nine cents ($0.09) on the common stock of the Company was declared at the August 10, 2004 meeting of the Board of Directors. The dividend is payable on September 1, 2004 to stockholders of record at the close of business on August 18, 2004.

Total assets as of June 30, 2004 were $361,154,000, an increase of $28,388,000, or 8.5% from June 30, 2003. Deposits were $293,113,000 as of June 30, 2004, an increase of $29,433,000 or 11.2% from June 30, 2003 and net loans were $209,386,000 as of June 30, 2004 an increase of $28,234,000 or 15.6% as of June 30, 2003.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.